EXHIBIT (j)(1)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Trustees of
Mackenzie Solutions:



We hereby consent to the inclusion in Pre-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 333-67705, hereafter the "Registration Statement") of Mackenzie Solutions (the "Trust") of our reports dated June 22, 1999 on our audits of the Statements of Assets and Liabilities at June 22, 1999 of International Solutions I - Conservative Growth, International Solutions II Balanced Growth, International Solutions III - Moderate Growth, International Solutions IV - Long-term Growth, and International Solutions V - Aggressive Growth, appearing in the Registration Statement. We also consent to the reference to our Firm under the caption "Auditors" in the Trust's Prospectus and Statement of Additional Information.



PRICEWATERHOUSECOOPERS LLP



Fort Lauderdale, Florida
June 22, 1999